Exhibit 99.1
Royal Bancshares of Pennsylvania Announces Financial Results for Third Quarter Ended September 30, 2010
NARBERTH, PA—(Marketwire — November 15, 2010) — Royal Bancshares of Pennsylvania, Inc. (NASDAQ: RBPAA) announced its financial results for the third quarter ended September 30, 2010. The net loss attributable to Royal Bancshares (“Royal”) was $2.8 million for the quarter, or 25 cents per common share, compared to a net loss of $4.4 million, or 37 cents per common share, in the quarter ended September 30, 2009.
The improved results for the third quarter were primarily due to a $1.5 million reduction in the provision for loan and lease losses, a $628 thousand reduction in net income attributable to noncontrolling interests, a reduction of $474 thousand in income tax expense related to the surrender of bank owned life insurance in 2009 and a $333 thousand increase in net interest income as a result of a 52 basis point increase in net interest margin mainly due to lower funding costs. Partially offsetting these improvements was a $1.7 million increase in impairment of real estate owned via equity investments and an $830 thousand increase in impairments of other real estate owned. Excluding these impairments, other operating expenses decreased $2.0 million.
For the nine months ended September 30, 2010, net loss attributable to Royal Bancshares was $8.4 million, or 75 cents per common share, compared to a net loss of $23.2 million or $1.84 per share in the first nine months of 2009.
The improved results for the nine month period were due to a $9.4 million reduction in impairment losses on available for sale securities, a $5.1 million reduction in the provision for loan and lease losses, a $2.7 million increase in net interest income mainly due to a 51 basis point increase in net interest margin as a result of lower funding costs and a reduction of $474 thousand in income tax expense related to the surrender of bank owned life insurance in 2009. Partially offsetting these improvements was a $2.0 million increase in impairment of other real estate owned, a $1.7 million increase in impairment of real estate owned via equity investments and a $1.6 million increase in impairment of real estate joint ventures. Excluding these items, other operating expenses decreased $2.2 million.
Robert R. Tabas, Chairman and CEO, commented, “Although we continue to face significant pressure, our balance sheet has begun to reflect the positive impact of our strategic plan, including efforts to deleverage our balance sheet, increase small business lending and minimize risks in our investment portfolio.”
In a statement echoed in a letter to shareholders dated November 15, 2010, Tabas noted, “(Our) management team is working diligently to navigate Royal through the unprecedented economic times that we face. We are making progress positioning Royal to operate successfully in the new economic reality, and serve our community — and our shareholders — for the long haul.”
A digital version of the letter to shareholders is available online at www.royalbankamerica.com/investor.php
The following is an overview of key financial metrics:
Net interest income increased to $7.6 million in the third quarter of 2010, from $7.2 million for the same period in 2009, largely due to a lower cost of funds compared to prior periods. This also drove an increase in net interest income to $23.9 million for the nine months ended September 30, 2010, compared to $21.2 million for the same period in 2009.
Net interest margin in the third quarter was 2.88%, up 52 basis points from the comparable 2009 quarter of 2.36%. Net interest margin for the nine month period was 2.89%, up 51 basis points from 2.38% in the comparable period of 2009.
Total assets were $1.1 billion at September 30, 2010, a decrease of $175 million or 13.5% from $1.3 billion at December 31, 2009.
At September 30, 2010, Royal Bank America had capital ratios above the level required to meet regulatory standards for a well-capitalized institution.
Third quarter 2010 deposit levels were $743.5 million (including Royal Asian Bank deposits held for sale), down $138.3 million or 15.68% from $881.8 million at December 31, 2009 and down $48.3 million or 6.1% from $791.8 million at June 30, 2010. This was primarily due to the continuation of the bank’s previously outlined strategy to reduce reliance on brokered deposits (down $45.2 million for the quarter and $108.0 million for the nine month period) and instead focus on more competitively priced branch deposits.
Net loans and leases at quarter end were $595.5 million (including Royal Asian Bank loans held for sale), down 9.3% or $61.0 million compared to $656.5 million at December 31, 2009 and down $16.7 million or 2.7% from $612.2 million at June 30, 2010.
Non-accrual and impaired loans were $83.0 million at September 30, 2010, compared to $73.7 million at December 31, 2009. An increase in new non-accrual loans since year end was partially offset by loans becoming current and placed back on accrual status, loan payoffs, transfers to other real estate owned, and charge-offs. Royal has no troubled debt restructured loans or loans past due 90 days or more on which it has continued to accrue interest during the quarter.
About Royal Bancshares of Pennsylvania, Inc.
Royal Bancshares of Pennsylvania, Inc., headquartered in Narberth, Pennsylvania, is a two-bank holding company operating the Royal Bank America and Royal Asian Bank brands in Pennsylvania, New Jersey and New York. For the past 40+ years, Royal has played a lead role in the growth and development of our region, empowering small businesses, entrepreneurs and individuals to achieve their financial goals and enrich our communities. More information on Royal Bancshares of Pennsylvania, our banks and subsidiaries is available at www.royalbankamerica.com.
Forward-Looking Statements
The foregoing material may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties, and actual results could differ materially; therefore, readers should not place undue reliance on any forward-looking statements. Royal Bancshares of Pennsylvania, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. For a discussion of the factors that could cause actual results to differ from the results discussed in any such forward-looking statements, see the filings made by Royal Bancshares of Pennsylvania, Inc. with the Securities and Exchange Commission, including its Annual Report - Form 10-K for the year ended December 31, 2009.
ROYAL BANCSHARES OF PENNSYLVANIA, INC.
CONDENSED INCOME STATEMENT

	Three Months		Nine Months
	Ended Sept. 30th		Ended Sept. 30th
(in thousands, except for earnings per share)	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income	$13,719	$16,799	$44,515	$49,723
Interest Expense	6,157	9,570	20,601	28,536

Net Interest Income	7,562	7,229	23,914	21,187
Provision for Loan Losses	2,194	3,716	8,387	13,469

Net Interest Income after Provision	5,368	3,513	15,527	7,718
Non Interest Income/(Loss)	1,823	2,705	4,846	(4,283)
Non Interest Expense	10,333	9,829	28,425	25,373

Loss before Taxes	(3,142)	(3,611)	(8,052)	(21,938)
Income Tax Expense	0	474	0	474

Net Loss	(3,142)	(4,085)	(8,052)	(22,412)
Less Net (Loss)/Income attributable to noncontrolling interest	(347)	281	354	761
Net Loss attributable to Royal Bancshares	($2,795)	($4,366)	($8,406)	($23,173)

Loss per common share — basic	($0.25)	($0.37)	($0.75)	($1.84)

SELECTED RATIOS:

	Three Months		Nine Months
	Ended Sept. 30th		Ended Sept. 30th
(in thousands, except for earnings per share)	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Return on Average Assets	-1.0%	-1.3%	-0.9%	-2.4%
Return on Average Equity	-10.6%	-15.4%	-10.7%	-29.3%
Average Equity to Average Assets	9.1%	8.3%	8.7%	8.2%
Book Value Per Share	$5.11	$6.07	$5.11	$6.07
CONDENSED BALANCE SHEET

(in thousands)	Sept. 30, 2010	Dec. 31, 2009
	(unaudited)	(unaudited)
Cash and Cash Equivalents	$74,634	$58,298
Investment Securities	332,651	449,671
Loans & Leases (net)	534,547	658,787
Assets Held for Sale	79,188	—
Premises and Equipment (net)	14,247	18,798
Accrued Interest receivable	16,775	14,942
Other Assets	65,647	92,230

Total Assets	$1,117,689	$1,292,726

Deposits	676,695	881,755
Liabilities Held for Sale	67,137	—
Borrowings	214,152	257,827
Other Liabilities	32,242	23,056
Subordinated debentures	25,774	25,774
Royal Bancshares Shareholders’ Equity	98,177	101,156
Noncontrolling Interest	3,512	3,158

Total Equity	101,689	104,314

Total Liabilities and Equity	$1,117,689	$1,292,726

The above condensed financial information includes consolidation of Equity Real Estate Investments, owned by Royal Bancshares of Pennsylvania, Inc., which are required as a result of FIN 46(R) “Variable Interest Entities.”
Contact:
Company Contact:
Marc Sanders
Director of Marketing
Royal Bank America
Office: 610-668-4700
Cell: 484-802-1944